Exhibit 10.15B
AMENDMENT TO LETTER AGREEMENT BETWEEN TEXTRON AND SCOTT C. DONNELLY
December 16, 2008
Mr. Scott C. Donnelly
Dear Scott:
The purpose of this letter is to amend the terms of your June 26, 2008 offer letter with respect to your relocation benefits. Specifically, you were offered and have the relocation benefits consistent with (and subject to the same tax consequences as) the benefits under Textron’s relocation policy for senior executives. We have recently agreed to the following modification of those benefits:
1.	You have received and executed the SIRVA Relocation benefits package, including the Option to Purchase and Put Agreement. After the required appraisals and inspections, SIRVA has set a Guaranteed Purchase Price (“GPO”) for the property located at 6450 Given Road, Cincinnati, OH at $1,275,000. You have until January 16, 2009 to require SIRVA to purchase the property at this price.

2.	We have agreed to make the sale of this property equitable for you. Based upon your 2005 purchase price and subsequent improvements, we have agreed on a total equity value to you of $2,592,000. In order to ensure that you receive your total equity value, we have agreed to the following:
a.	If you accept the GPO on or before December 31, 2008, Textron will provide you with a special payment of $2,454,154. This will be paid as a lump sum within 15 days of your written acceptance of the GPO.

b.	You understand that after you accept the GPO, SIRVA will become the owner of the property with full rights to resell the property at any price. You will not have any right to recover additional funds from SIRVA or the Company as a result of a later sale.
Please sign both copies of this amendment, retain one for your files and return one to me.
Sincerely,

/s/ John Butler	December 16, 2008
John Butler	Date

December 9, 2008

Understood and Agreed:

/s/ Scott C. Donnelly	December 16, 2008
Scott C. Donnelly	Date

December 9, 2008

Addendum No. 1 to Letter Amendment
Dated as of December 23, 2008
     Reference is made to that certain letter, dated December 16, 2008, between Textron Inc. and Scott C. Donnelly (the “letter amendment”), amending the terms of the letter agreement, dated June 30, 2008 (referred to also as the June 26, 2008 offer letter), between Textron Inc. and Mr. Donnelly. Terms used in this addendum which are not defined herein shall have the respective meanings set forth in the letter amendment. This addendum shall confirm the agreement to amend paragraph 2 a. of the letter amendment to provide that Mr. Donnelly may have until January 16, 2009 by which to accept the GPO. Textron will still provide Mr. Donnelly with a special payment of $2,454,154, paid as a lump sum on or before December 31, 2008. This will further confirm that if the property is purchased at a higher price than the $1,275,000 GPO prior to January 16, 2009 and Mr. Donnelly does not accept the GPO, he will reimburse Textron Inc. for any gains in excess of $1,275,000.
     In all other respects the letter amendment is hereby ratified and confirmed.

/s/John D. Butler Textron Inc.	/s/Scott C. Donnelly Scott C. Donnelly
By: John D. Butler	Executive Vice President and
Executive Vice President Administration and Chief Human Resources Officer	Chief Operating Officer